Exhibit 10.1


American States
WATER COMPANY




                                                                    Exhibit 10.1

     September  12, 2007


     Mr. Floyd Wicks
     1647 Posilipo Lane
     Santa Barbara, CA 93108

           Re: Retention

     Agreement. Dear Floyd:

           The following describes our agreement between you and American States Water Company (the "Company") with respect to your continued employment and success at the Company. This agreement is effective as of September 12,
2007)

1. Positions and Duties. You will continue in your position as President and Chief Executive Officer of the Company, reporting to the Board of the Company (the "Board"). Your duties and responsibilities will be those assigned from time to time by the Board and will be commensurate with your position. You will be expected to perform all such assigned duties and responsibilities, to devote substantially all of your time, attention and effort to the business and affairs of the Company, and to use your reasonable best efforts to promote the best interests of the Company. Your principal office location will be the Company's corporate office, subject to travel associated with your duties. During your employment with the Company, you must not render any services for any other person, fine or entity that operates for profit or otherwise represents a conflict of interest with the business of the Company. Subject to the vote of shareholders and compliance with director's respective fiduciary duties, during your tenure as President and Chief Executive Officer, the Board will cause you to be nominated for election as a director of the Company.

2. Term. The term of this agreement shall be from the above referenced date thru December 31, 2008, provided, however, that the Company, by mutual agreement, may elect to extend the term of this agreement to December 31, 2009, by delivery of written notice to you no later than September 30, 2008. Notwithstanding the foregoing, in the event that the Company does not so elect to extend the term and your employment with the Company ends after December 31, 2008 but prior to June 30, 2009, (i) you and the Company commence the consulting agreement in the form attached hereto as Annex A (provided that you have informed the Company in writing between September 15 and September 29, 2008 that you are willing and able to so extend this agreement); and
(2) you shall simultaneously execute and deliver to the Company a general release in substantially the form attached hereto as Exhibit II.

3. At-Will Employment. Your employment with the Company may be terminated by you or by the Company at any time during or after the term of the agreement, for any reason, upon 90 days notice; provided, however, if your employment is terminated during the term of this agreement, you shall be entitled to receive the severance benefits in such amounts and under the circumstances described below under "Severance Benefits". The at-will nature of your employment relationship with the Company, as described immediately above, may only be changed in an express written approval by a disinterested majority of the Board.

4. Salary and Bonus. Your base salary will be at an initial annual rate of $540,000 per year, to be paid according to the Company's standard payroll practices, for the balance of calendar year 2007. Your base salary will be reviewed as set forth below. Your salary as in effect from time to time during the term of this agreement will be referred to as `"Base Salary". Your Base Salary plus any annual bonus for any given year are together referred to as your "Total Cash Compensation."

      Payment of your "Total Cash Compensation" and other taxable compensation and benefits will be subject to all applicable withholdings and deductions.

5. Annual Review. The Compensation Committee of the Board will annually review your performance. In connection with that review, the Compensation Committee will also review and consider appropriate adjustments to your Total Cash Compensation, long-term equity incentives and other compensation in an attempt to compensate you within the third quartile (i.e., 60th to 75th percentile) of a peer group of companies (determined in good faith by the Compensation Committee or its consultant). It is agreed that the Peer Group shall not include American Water Company. However, your Base Salary will not decrease from the level paid to you currently. The Compensation Committee of the Board will perform an annual review of the Total Cash Compensation, which is to include the target annual bonus, in accordance with recommendations from its consultant, which consultant recommends compensation amounts based on peer group analyses.

6. Annual Stock Options and Restricted Stock Units. During your service as President and Chief Executive, annually you will be granted a minimum of $200,000 in fair value of equity incentives (as estimated in good faith by the Compensation Committee's consultant), 50% of which will be in the form of stock options and 50% in the form of restricted stock units. The restricted stock will have a three year vesting period (1/3 each year) from the date of grant (consistent with the current standard form of restricted stock unit grant agreement utilized by the Company). The options will vest over a three year period (113 each year) with a ten year exercise period (consistent with the current standard form of option grant agreement utilized by the Company).

7. SERP. The Company intends to continue its Pension Restoration Plan ("SERP"). The Company will, for purposes of the SERP, calculate your SERP benefit based on 3% of Compensation (as defined in the SERP) per credited years of service and

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

give you credit for years of service commencing January 13, 1988; provided that the benefit shall in no event exceed 60% of Compensation. Nothing in this agreement is intended to amend the definition of compensation used by the SERP to calculate benefits under the SERP.

8. Expense Reimbursement. The Company will reimburse you for the reasonable expenses incurred in connection with the performance of your duties, consistent with Company policy and practice.

9. Additional Benefits. Except as otherwise precluded by applicable law or regulations, you will receive during your employment the following additional benefits:

o A Company-provided vehicle appropriate for the position, with replacement upon the earlier of 80,000 miles or three years, and standard vehicle fuel and maintenance;

o First class business travel for one-way business trips that exceed four hours in duration;

o    Home office set-up and reimbursement (as currently provided);

o    Dedicated executive assistant (as currently provided);

o    Vacation, sick leave and insurance;

o Housing/Relocation Assistance in the event the company's headquarters relocates beyond southern California (i.e., anywhere south of the City of San Luis Obispo).

      10. Severance Benefits. In lieu of benefits under any other severance program maintained by the Company, you shall be eligible for benefits under the following Executive Severance Plan.

      A.     Generally

If no "Change in Control" (as defined in Exhibit I hereto) has occurred, and your employment is involuntarily terminated for any reason other than death, disability or Good Cause, or you voluntarily terminate your employment for a Company Breach, you will be entitled to the following contractual severance benefits:

       i. You will be paid the Total Cash Compensation attributable to the remainder of the term under this agreement (based upon the assumption that any annual bonus measured by performance in your year of termination, is achieved at the targeted level, and that your annual Total Compensation otherwise remains unchanged from that in effect at your termination).

      ii. If you elect to continue health benefit coverage under the Company's plans

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

            pursuant to COBRA, the Company will provide such COBRA coverage, without charge, to you and your eligible dependents until the earlier of (i) three years from the date your employment terminates, or (ii) the first date on which you are covered under another employer's substantially similar health benefit program without exclusion for any pre-existing medical condition.

iii. If your employment is so terminated prior to December 31, 2008, you and the Company shall commence the consulting agreement in the form attached hereto as Annex A.

      B.     Following Change in Control

      If your employment by the Company is terminated within twelve (12) months following a Change in Control for any reason other than death, disability or Good Cause, or you voluntarily terminate your employment for Good Reason within twelve (12) months following a Change in Control, in addition to the amounts paid to you under Section A above, you will be entitled to the following contractual severance benefits:

          i. You will be paid 2.99 times the annual Total Cash Compensation in effect at your termination, less any amounts payable under Section A(i) above. . You will also be permitted to make the election contemplated by Section A(ii) above.

          ii.  In the event that any payment by the Company to you under clause
               (i) of this Section B is determined to be subject to the excise tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code (the "Code"), then the Company shall pay promptly to you an additional amount (a "Gross-up Payment") such that after payment of such taxes (including any interest or penalties imposed with respect thereto) and any Excise Tax imposed on the Gross-up Payment, you retain an amount of Gross-up Payment equal to all such Excise Taxes. Such Gross-up Payment will be paid to you within six months of the end of the taxable year in which you pay such Excise Taxes.


      For purposes of this agreement:

      o "Good Cause" shall be deemed to exist if, and only if (i) you engage in any act of gross negligence or willful misconduct that result in substantial harm to the business or property of the Company or its affiliates, or (ii) you refuse to carry out any lawful directive of the Board, (iii) prior to any Change in Control, you fail to comply with Company policies or neglect or fail to perform your duties after written notice of such neglect or failure from the Board, or
            (iv) you are convicted of a criminal violation involving dishonesty, theft, fraud or embezzlement involving the Company.


      o "Company Breach" shall exist if at a time when no Change in Control has

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

            occurred, there is a material breach by the Company of any of its obligations hereunder, which remains uncured for more than thirty
            (30) days following your written notice to the Board in which you specifically identify the material breach which has occurred.

      o     "Good Reason" shall exist if, without your express written consent:
            (i) there is a Significant Change in the nature or the scope of your authority or overall working environment; (ii) you are assigned duties materially inconsistent with your present duties, responsibilities and status; (iii) there is a reduction in your Total Cash Compensation and long-term incentives in breach of this Agreement; (iv) the Company changes the principal location at which you are required to perform your services hereunder, to a location beyond southern California; or (v) the failure of the Company to elect or to reelect you as a Director of the Board, or your removal as a Director of the Board; or (vi) there is a material breach by the Company of any of its obligations hereunder, which remains uncured for more than fifteen (15) days following your written notice to the Board in which you specifically identify the material breach which has occurred

      o "Significant Change" for purposes of this agreement shall include removing you from any of your positions set forth above or a material reduction in your responsibilities.

In the event of your death or disability during the term of this agreement, your employment will terminate under this agreement. The Company shall make payments of any salary and bonus that are earned but unpaid as of the date of death or disability to your legal representative or trust established by you. You or your beneficiaries, as applicable, will be entitled to any other accrued vested benefits to which you or they are entitled under the terms of any pension or other benefit plan upon your death or disability.

Section 409 A. Notwithstanding anything in this agreement to the contrary, the portion of any severance benefit under this agreement required to be paid to you during the first six (6) months following the date of your termination shall be delayed and paid to you in a lump sum as soon as administratively practicable following the end of such six-month period in accordance with the requirement of
Section 409A of the Internal Revenue Code ("Section 409A).

Your receipt of contractual severance benefits under Sections A or B shall be conditioned upon your execution and delivery to the Company of a general release in substantially the form attached hereto as Exhibit II (and the lapse of any statutory right to revoke such release).

Nothing in this letter will reduce the benefits otherwise receivable by you under the Company's benefit plans applicable to employees generally (except that the severance contemplated by this letter shall be paid in lieu of any Company severance plan or policy).

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

11. Notice. Any notice to be given in connection with this agreement must be in writing and will be deemed effectively given upon personal delivery, or when communicated by electronically confirmed facsimile transmission; or three days following deposit with the United States Postal Service, certified mail (postage prepaid and return receipt requested), addressed as follows (or to such other address as either party may specify by written notice to the other party):

      If to the Company:
      American States Water Company
      630 East Foothill Boulevard
      San Dimas, California 91773-1212
      Attn: Chairman

      If to you:

      Mr. Floyd Wicks
      1647 Posilipo Lane
      Santa Barbara, CA 93108
      Fax: 805-969-2967
      Phone: 805-969-7742

12. Non-Solicitation. During the term of your employment and for one (1) year thereafter, you agree that you will not (i) encourage any employee, consultant, or person who was employed by the Company on the date of termination of your employment (or at any time during the six (6) month period prior to termination of your employment) to leave the company for any reason, nor will you solicit their services; or (ii) assist any other person or entity in such encouragement or solicitation. This provision is not intended to restrict you from performing the duties of your employment in the best interest of the Company.

13. Confidential and Proprietary Information. You agree to comply with the Company's standard policies regarding disclosure of confidential and proprietary information, both during and subsequent to the term of this agreement.

14. Entire Agreement, Etc. The terms and conditions set forth in this offer letter (together with all documents reference herein) as accepted by you will be the entire agreement between you and the Company with regard to your employment. This agreement supersedes any other agreements, understandings or representations, whether written or oral, with regard to the subject matter set forth in this letter, including without limitation, superseding and terminating that certain Amended and Restated Change in Control Agreement between you and the Company. This agreement shall be governed by the laws of the State of California, without regard to choice of law rules.

15. Headings. The headings of this agreement are not part of the covenants hereof, and shall have no binding force or effect.

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

      We look forward to a long a continued employment relationship. Enclosed is an extra copy of this letter for your records. Please acknowledge your acceptance to the terms and provisions discussed herein and return an executed copy to this office.

                              Sincerely,

                              American States Water Company



                              By: /s/ Robert J.Sprowls
                                  ------------------------------
                              Title: SVP, CFO, Treasurer &
                                    ----------------------------
                                     Corporate Secretary
                                    ----------------------------


I AGREE TO THE FOREGOING AS OF THE DATE SET FORTH BELOW

FLOYD WICKS

/s/ Floyd E. Wicks
----------------------
Signature

Date: Sept. 12, 2007
     -----------------

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


                                    EXHIBIT I

                                CHANGE IN CONTROL

      A "Change in Control" shall mean any of the following events:

(a) any sale, lease, exchange or other change in ownership (in one or a series of transactions) of all or substantially all of the assets of the Company, unless its business is continued by another entity in which holders of the Company's voting securities immediately before the event own, either directly or indirectly, more than fifty-five percent (55%) of the continuing entity's voting securities immediately after the event;

(b) any reorganization or merger of the Company, unless the holders of the Company's voting securities immediately before the event own, either directly or indirectly, more than fifty-five percent (55%) of the continuing or surviving entity's voting securities immediately after the event, and (ii) at least a majority of the members of the Board of Directors of the surviving entity resulting from such reorganization or merger were members of the incumbent Board of Directors of the Company at the time of the execution of the initial agreement or of the action of such incumbent Board of Directors providing for such reorganization or merger;

(c) an acquisition by any person, entity or group acting in concert of more than forty-five percent (45%) of the voting securities of the Company, unless the holders of the Company's voting securities immediately before the event own, either directly or indirectly, more than fifty-five percent (55%) of the acquirer's voting securities immediately after the acquisition;

(d) the consummation of a tender offer or exchange offer by any individual, entity or group which results in such individual, entity or group beneficially owning (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934 twenty-five percent (25%) or more of the voting securities of the Company, unless the tender offer is made by the Company or any of its subsidiaries or the tender offer is approved by a majority of the members of the Board of Directors of the Company who were in office at the beginning of the twelve month period preceding the commencement of the tender offer; or

(e) a change of one-half or more of the members of the Board of Directors of the Company within a twelve-month period, unless the election or nomination for election by shareholders of new directors within such period constituting a majority of the applicable Board was approved by a vote of at least two-thirds (2/3) of the directors then still in office who were in office at the beginning of the twelve month period.

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


                                   EXHIBIT II

                            GENERAL RELEASE OF CLAIMS

      This GENERAL RELEASE OF CLAIMS ("Release Agreement") dated as of _____,__, 200[ ] is made by Floyd E. Wicks on behalf of himself, his agents, assignees, heirs, executors, administrators, beneficiaries, trustees and legal representatives (the "Executive") and American States Water Company (the "Company").

                                   WITNESSETH:

      WHEREAS, Executive's employment with the Company is terminating, effective as of _______,___, 200[ ]; and

      WHEREAS, Executive and the Company want to resolve and settle any and all claims, asserted or unasserted, that Executive may have against the Company arising out of facts or events, known or unknown, occurring up to and including the date of execution of this Release Agreement.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and in Section 2 of the Retention Agreement dated as of September__, 2007 between the Company and the Executive (the "Retention Agreement"), the Company and the Executive hereby agree as follows:

1. Release of all Claims. In consideration of the severance benefits set forth in the Retention Agreement {the "Severance Benefits"), Executive agrees to release the Company and any parent, subsidiary, affiliated, and related entities, including their past, present, or future managers, directors, administrators, officers, employees, agents, insurance companies, attorneys, representatives, predecessors, and assigns, and each of them (collectively, "Released Parties") from all known and unknown claims, liabilities, and obligations of every kind (including, without limitation, attorneys' fees and costs) that Executive has ever had or now may have against the Company arising out of or relating to facts, events, occurrences, or omissions up to and including the date Executive signs this Release Agreement.

2. Claims Released. The claims that Executive is releasing include, but are not limited to all: (a) claims arising out of his employment with the Company and his separation from the Company; (b) claims arising under the Company's policies, plans, or practices, including without limitation, promotion, compensation, bonuses, stock options, severance pay or benefits; (c) claims for breach of express or implied contract or covenant of good faith and fair dealing; (d) all claims for violation of public policy; (e) claims for constructive discharge; (I) claims for wrongful discharge; (g) claims for retaliation; (h) claims for violation of state or federal common law or statutory law, including without limitation, all claims arising under the California Fair Employment and Housing Act, the California Labor Code ss.132a, Title VII of the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the National Labor Relations Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Sarbanes-Oxley Act of 2002, or other federal, state, or local laws relating to employment or separation from employment or benefits associated with employment or separation from employment;
(i) claims for harassment; (j) claims for emotional distress, mental anguish, humiliation, personal injury; and (k) claims that may be asserted on Executive's behalf by others, as well as any and all claims that were asserted or that could have been asserted by


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

Executive. Excluded from this Release Agreement are claims that cannot be waived or released by law.

3. Representation of No Action Filed and Agreement Not to Sue. As a condition of receiving the Severance Benefits, Executive agrees not to sue any of the Released Parties regarding any claim that has been released in this Release Agreement. Executive represents and warrants that he has not initiated, and will not initiate any claim, charge, lawsuit, or other action against any of the Released Parties (and that he has not transferred or assigned that right to any other person or entity).

4. No Further Recovery. Executive understands and agrees that the Company and the Released Parties shall neither make nor cause to be made any additional relief to Executive, his beneficiaries or dependents, or otherwise on his behalf, except as specifically referenced in this Release Agreement, the Retention Agreement or the Consulting Agreement (as defined below). Should any third party, including any state or federal agency, bring any action or claim against the Company on Executive's behalf, either collectively or individually, Executive acknowledges and agrees that this Release Agreement, the Retention Agreement and the Consulting Agreement provides him with full relief and he will not accept any other relief. In addition, except to the extent such agreement is prohibited by applicable law, Executive agrees that if he attempts to avoid or set aside the terms of this Release Agreement, he will first return any and all benefits received pursuant to this Release Agreement, including but not limited to the Severance Benefits, and that he shall be liable for reimbursing the Company for the reasonable costs and attorneys' fees in defending against such action.

5. Executive's Participation in Litigation. Except to the extent prohibited by applicable law, Executive agrees that: (a) he will not persuade, support, or convince others to raise claims against the Company or any Released Party; (b) he will not participate in any litigation or proxy contest involving the Company or any of the Released Parties except, in respect of litigation, at the request of the Company or unless he is compelled by subpoena, court order or other requirement of law to participate in a legal proceeding or as may be necessary to protect his rights under the Retention Agreement or the Consulting Agreement; and (c) if he should be compelled to participate in litigation, he will notify the Company immediately by contacting the Human Resources Director and will cooperate by making himself reasonably available to discuss the subject of any testimony with the Company and its counsel. The service upon Executive of process requiring his or her appearance to testify, or to produce writings or other items, at any trial, deposition, administrative hearing, grand jury proceeding or before any other legislative, administrative or judicial body shall be deemed a requirement of law; provided, however, that prior to any testimony or production, Executive shall promptly have notified Company of the service of process received and shall have cooperated with Company's efforts to obtain a protective order or other restriction respecting the disclosure of the information sought. Nothing in this Release Agreement shall waive or diminish any privilege or other defense or objection to the production or disclosure of information that may otherwise be available to the Company or any other person or entity. Executive further agrees to make himself available upon reasonable notice by the Company to assist with any litigation matters involving the Company; provided, however that to the extent Executive provides such assistance after the expiration of the term of the Consulting Agreement, as entered into pursuant to the Retention Agreement, then Executive shall receive an hourly fee equal to $250 per hour.

6. No Further Obligations of the Company. Executive acknowledges that the Severance Payment and other consideration is provided to him in full and complete satisfaction and discharge of any and all obligations that the Company and/or any Released Party has or may have to

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

him on or before the date hereof, other than obligations arising after the date of this Release Agreement under the express terms of the Retention Agreement and the Consulting Agreement, and that that he has been paid all the wages, bonuses and benefits that are due to him. Notwithstanding the foregoing, Executive shall continue to enjoy rights to indemnification as set forth in Article VIII of the Company's Amended and Restated Bylaws and the Indemnification Agreements dated as of November between the Executive and the Company and between the Executive and certain wholly owned subsidiaries of the Company.

7. No Employment. Executive acknowledges that his employment with the Company has terminated and he further acknowledges and agrees that he is releasing any right he may have to reinstatement of his employment. Executive hereby represents and warrants that he will not seek, and waives any right or claim to, employment now or in the future by the Company or any of the Released Parties.

9.    Waiver of Section 1542.

(a) Section 1542. Executive acknowledges and expressly waives any and all rights under California Civil Code Section 1542 which provides that a "general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor."

(b) Waiver. Executive waives and releases any rights that he may have under
Section 1542 to the full extent that all such rights may lawfully be waived. He understands and acknowledges that the significance and consequence of this waiver of Section 1542 is that (a) even if he should eventually suffer additional damage, loss or injury arising out of the facts and circumstances of his employment or the termination of that employment, he will not be able to make any claim for those damages, losses or injuries; and (b) he will not be able to make any claim for any damage, loss or injury which may exist as of the date of this Release Agreement, but which he may not know or realize to exist and which if known, would materially affect his decision to execute this Release Agreement, regardless of whether that lack of knowledge is the result of ignorance, oversight, error, negligence or any other cause.

10. Adequate Opportunity to Consider and Revocation. Executive acknowledges that he has had the opportunity to consider this Release Agreement for a full twenty-one (21) days before executing it, whether or not he has taken that amount of time. Executive also understand that he has a full seven (7) days following the execution of this Release Agreement to revoke it ("Revocation Period"). Executive understands that this Release Agreement shall not become effective or enforceable until the Revocation Period has expired. For any revocation to be effective it must be delivered by hand or overnight courier before 5:00 p.m. on the seventh day to the Human Resources Director. The Severance Benefits described above will be paid only following the expiration of the revocation period and only if Executive does not revoke this Release Agreement.

11. Savings Clause. If any provision of this Release Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Release Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Release Agreement are declared to be severable.

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

12. Governing Law. This Release Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

13. Counterparts. This Release Agreement may be executed in one or more counterparts and by facsimile signature. Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

14. Representation by Counsel. The Executive and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

15. Entire Agreement; Amendment. Executive acknowledges that this Release Agreement, the Retention Agreement and the Consulting Agreement dated as September __, 2007 between the Company and the Executive (the "Consulting Agreement") constitute the entire agreement of the parties with respect to the subject matter hereof. The Company and the Executive each acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Retention Agreement or the Consulting Agreement, and that no other agreement, statement, or promise not contained in this Release Agreement, the Retention Agreement or the Consulting Agreement shall be valid or binding. This Release Agreement may not be amended or modified other than by a written agreement executed by the Executive and the Company.

16. Headings. The headings of this Release Agreement are not part of the provisions hereof and shall have no force or effect.






    [remainder of page intentionally left blank - signature page follows]


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

      IN WITNESS WHEREOF, the parties hereto have duly executed this Release Agreement as of the date first above written.






                              AMERICAN STATES WATER COMPANY



                              By:_______________________________
                              Name:
                              Title:



                              EXECUTIVE



                              __________________________________


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

                                                                         Annex A
                                                                         -------

                              CONSULTING AGREEMENT


      THIS CONSULTING AGREEMENT ("Agreement") dated as of September __, 2007 is entered into by and between American States Water Company, a California corporation (the "Company") and Floyd E. Wicks, but shall only be effective upon the Commencement Date as defined in Section 2 below.

      WHEREAS, Consultant possesses exceptional expertise concerning the Company and its business gained through years of service as an officer of the Company or its subsidiaries and his direct involvement in the public water utility business;

      WHEREAS, Consultant has been primarily responsible for the negotiation of the Water Sales Agreement dated as of January 31, 2006 (the "Water Sales Agreement") between Natomas Central Mutual Water Company, a California corporation ("Natomas"), and American States Utility Services, Inc., a California corporation and wholly owned subsidiary of the Company ("ASUS");

      WHEREAS, Consultant has been primarily responsible for the attempt by Golden State Water Company, a California corporation and wholly owned subsidiary of the Company ("GSWC"), to obtain a new service territory in Sutter County, California to serve new real estate developments in the county; and

      WHEREAS, the Company desires to receive the benefit of such expertise and relationships with Natomas and real estate developers in Sutter County, California by engaging Consultant as an advisor and consultant to the Company and its subsidiaries upon the terms and conditions set out herein; and

      WHEREAS, Consultant desires to undertake to provide such services to the Company upon the terms and conditions set out herein.

      NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Company and the Executive hereby agree as follows:

1. Duties. Consultant shall provide to the Company and its subsidiaries such advice, service and consultation (at the Company's premises or at such other location as the Company shall reasonably deem appropriate) as the Chief Executive Officer of the Company reasonably requests from time to time, as needed to assist the Company in its operations, including, without limitation, to assist ASUS or its affiliates in the sale of water pursuant to the terms of the Water Sales Agreement, to assist GSWC in obtaining new service areas in Sutter County, California or other counties in California in which service may be provided by water obtained from Natomas or otherwise to assist the Company and its subsidiaries its relations with, and in the negotiation of other contractual arrangements with, Natomas. Any travel shall be at the Company's expense and the Company shall promptly reimburse Consultant for all travel expenses in accordance with Section 3(b). Consultant shall not be obligated to devote more than 40 hours in any single calendar month under this agreement. In the event that Consultant is required to work more than 40 hours in any calendar month, the Company will compensate him at the rate of $250.00 per hour. During the term of this Agreement Consultant shall provide services exclusively to the Company; provided, however that Consultant may serve as a director of or provide consulting services to any entity not engaged in the production, treatment, distribution or storage of water or wastewater (the "Water Business"). In addition, Consultant may request that the Company consent to Consultant's provision of consulting services to an entity in the Water Business in respect of operations that do not compete with the operations or planned operations of the Company, and the Company shall not unreasonably withhold its consent thereto. Any such request shall be made in writing and shall describe in reasonable detail, the services to be provided.

2. Term. This Agreement shall be for a term (i) commencing on the date that Consultant's service as an officer (and director) of the Company is terminated pursuant to the second sentence of Section 2 [Term] or Section 10(A) [Severance-Generally] of the Retention Agreement between Consultant and the Company dated of even date with this Agreement (the "Commencement Date") and
(ii) terminating at the end of the sixth full calendar month thereafter.

3. Compensation, Expenses and Office.

      (a) Following the Commencement Date, the Company shall monthly pay or cause to be paid to Consultant during the term of this Agreement, for services rendered under this Agreement, a consulting fee at the rate of one-half (1/2) of Consultant's monthly base salary from the Company existing immediately prior to the Commencement Date. The first installment shall be paid on the first business day of the month following the Commencement Date. The remaining monthly installments shall be paid on the first business day of each month thereafter for the remainder of term of this Agreement. The consulting fee will represent payment for services rendered by an independent contractor and will not be subject to withholding for income or employment taxes.

      (b) The Company shall promptly reimburse Consultant on a dollar-for-dollar basis for any reasonable and ordinary expenses incurred by Consultant in performing services under this Agreement, and which are reimbursable in accordance with then-existing Company policies and have been substantiated by Consultant to the Company's reasonable satisfaction. The expenses so incurred shall be accounted for and submitted within a reasonable time for, and reimbursed no more frequently than monthly, and such accounting shall be in a form and contain such information as Company shall deem reasonably appropriate to meet its accounting requirements and to support the expenses as a deduction for state and federal income tax purposes.

4. Indemnification. The Company shall indemnify Consultant if Consultant is a party to or threatened to be made a party to or is otherwise involved in any Proceeding (as defined in the Indemnification Agreement dated as of November 8, 2004 between the Company and Consultant) by reason of the fact that Consultant is or was performing services at the request of the Company pursuant hereto, against Expenses (as defined in the Indemnification Agreement), judgments, fines, penalties and excise taxes actually and reasonably incurred by Consultant in connection with the defense or settlement of such a Proceeding in accordance with the terms of the Indemnification Agreement to the same extent as if Consultant had continued to be an officer and director of the Company during the term of this Agreement.

5. Remedies. The actual damages arising from a breach of this Agreement, by either party would be impractical or extremely difficult to determine because of the unique nature of the services to be provided and the difficulty of obtaining similar services. The parties to this Agreement agree that reasonable liquidated damages for the breach of this Agreement by the Company shall be limited to the amount remaining unpaid pursuant to Section 3. If any action at law or equity is necessary to enforce or interpret this Agreement, the party prevailing in such action shall be entitled to reasonable attorney's fees and court costs from the non-prevailing party.

6. Successors and Assigns.

      (a) Not Assignable by Consultant. This Agreement is personal to Consultant and shall not, without the prior written consent of the Company, be assignable by Consultant.

      (b) For Benefit of Company, Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and any such successor or assignee shall be deemed substituted for the Company under the terms of this Agreement for all purposes.

      (c) Binding on Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, the term "Company" shall mean the Company as defined and any such successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law or otherwise.

7. Notice. All notices, demands, consents or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given on the date mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, or by a national overnight delivery service. Such notices, demands, consents and other communications will be sent to the Company and Consultant at the respective addresses indicated below:

                  (i) If to the Company:

                  Golden State Water Company
                  630 East Foothill Blvd.
                  San Dimas, California 91773
                  Attention: Chief Executive Officer

                  with a copy to:

                  C. James Levin, Esq.
                  O'Melveny & Myers LLP
                  400 South Hope Street
                  Los Angeles, California 90071

                  (ii) If to Consultant:

                  Floyd E. Wicks
                  1647 Posilipo Lane, Unit E
                  Santa Barbara, California 93108

unless and until notice of another or different address will be given as provided herein.

8. Waiver. Consultant's or the Company's failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right Consultant or the Company may have under this Agreement shall not be deemed to be a waiver of such provision or right or any other provision or right under this Agreement.

9. Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, by the laws of the State of California without regard to principles of conflict of laws.

10. Counterparts. This Agreement may be executed in one or more counterparts and by facsimile signature. Each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. Representation by Counsel. Consultant and the Company recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

12. Entire Agreement; Amendment. Consultant acknowledges that this Agreement and the Employment Agreement dated as of the date hereof between the Company and the Executive (the "Employment Agreement") constitute the entire agreement of the parties with respect to the subject matter hereof. The Company and Consultant each acknowledges that no representations, inducements, promises, or agreements, oral or written, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Employment Agreement, and that no other agreement, statement, or promise not contained in this Agreement or the Employment Agreement shall be valid or binding. This Agreement may not be amended or modified other than by a written agreement executed by Consultant and the Company.

13. Survival. The provisions of this Agreement shall survive the term of this Agreement to the extent necessary to accommodate full performance of all such terms.

14. Headings. The headings of this Agreement are not part of the provisions hereof and shall have no force or effect.

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                                       4

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.



                                 AMERICAN STATES WATER COMPANY



                                 By:_________________________________
                                                Name:
                                                Title:


                                              CONSULTANT



                                 ____________________________________
                                            Floyd E. Wicks